UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2025

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501 Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On May 15, 2025, Venu Holding Corporation (the “Company” or “Venu”) issued a press release summarizing its first quarter 2025 results and announcing a conference call to discuss those results. A copy of that press release is furnished with this report as Exhibit 99.1. Any materials accompanying the earnings call, together with a webcast replay, have been posted on the Company’s website. The information furnished under this Item 2.02, including the referenced exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 8.01	Other Events.

On May 13, 2025, the Company (through a wholly owned subsidiary) acquired an approximately 20-acre tract of land where it will develop The Sunset Amphitheater in El Paso, Texas (“The Sunset El Paso”), pursuant to a Chapter 380 Economic Development Program Agreement (the “Chapter 380 Agreement”), a Purchase and Sale Agreement, and related transaction documents (collectively, the “Definitive El Paso Agreements”). The parties finalized and executed a Purchase and Sale Agreement on June 24, 2024, and the Chapter 380 Agreement on July 2, 2024. The Chapter 380 Agreement was amended in April 2025. The Purchase and Sale Agreement was amended on August 29, 2024, October 28, 2024, January 27, 2025, and March 3, 2025, in each case to extend the inspection period. Pursuant to the terms of the Definitive El Paso Agreements, Venu will construct and manage The Sunset El Paso as a 12,500-person amphitheater on the tract of land that the City of El Paso conveyed to Venu at closing.

At the closing the Company paid closing certain closing costs, but, was not obligated to deliver a closing payment to the City of El Paso. In addition to the land conveyance, under the Definitive El Paso Agreements the City of El Paso provided various incentives to the Company related to the development of The Sunset El Paso including contributing cash towards Venu’s development costs by issuing an eight-year, no-interest, forgivable loan to Venu (the “El Paso Loan”) in the principal amount of $8,000,000 funded by the Texas Economic Development Fund, agreeing to waive certain development related fees, and providing certain annual tax rebates. If the Company completes construction of The Sunset El Paso within 36 months from the date Venu receives all government authorizations required to develop and construct the amphitheater (such process, “Entitlement”) and hosts a minimum of 25 events per year at The Sunset El Paso in years 3-5 of the rebate period, the El Paso Loan will be forgiven.

In exchange for the land conveyance and incentives package that the City of El Paso provided under the Chapter 380 Agreement, the Company agreed to, among other things: (i) invest at least $100 million in the acquisition, development, carrying costs, construction, and business personal property costs associated with developing The Sunset El Paso; (ii) commence construction of The Sunset El Paso within 90 days following Entitlement; (iii) obtain a “TCO” no later than 36 months after Entitlement; (iv) secure a third-party venue operator to operate The Sunset El Paso for a 10-year term with two, five-year extensions prior to obtaining a Certificate of Occupancy; and (v) host a minimum of 40 national-touring events per year. Venu is also subject to various development and certification deadlines. The Chapter 380 Agreement provides for certain remedies if the Company does not meet its obligations under the Chapter 380 Agreement, including that the Company would be obligated to repay certain rebates it received from the City of El Paso pursuant to a recapture schedule in the Chapter 380 Agreement.

The terms of the Definitive El Paso Agreements have been previously disclosed in the Company’s previous filings and reports with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 15, 2025
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: May 16, 2025	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman